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                                [EXHIBIT 10.10A]

                        REAL PROPERTY PURCHASE AGREEMENT

      THIS REAL PROPERTY PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 2nd day of September, 1997 by and between ORTON RANCH & DEVELOPMENT, INC., a Utah corporation (hereinafter sometimes referred to as the "Seller"), as seller, and GENEVA ROCK PRODUCTS, INC., a Utah corporation (hereinafter sometimes referred to as the "Buyer"), as buyer.

                                    RECITALS:

      A. The Seller is the owner of certain real property (hereinafter sometimes referred to as the "Property") consisting of approximately 57 acres of land situated in Box Elder and Weber Counties, State of Utah, more particularly described in Exhibit A attached hereto and by this reference made a part hereof.

      B. The Buyer desires to purchase all of the Property for the purchase price and on the terms and conditions set forth in this Agreement, and the Seller is willing to sell the Property to the Buyer on the terms, provisions, and conditions contained in this Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants, promises, obligations, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

      1. Property. The definition of the term "Property" used in this Agreement as set forth in paragraph A of the Recitals above, is by this reference incorporated herein and made a part of this Agreement. The Property shall include, without limitation, the described real property, any improvements constructed thereon (excluding underground storage tanks, if any), and all appurtenant rights or hereditaments, including all easements, water, water rights, shares of stock in water companies, and mineral rights.

      2. Purchase Price. The purchase price for the Property shall be Forty Thousand and No/100 Dollars ($40,000.00) per acre, determined in accordance with the survey (hereinafter the "Survey"), as defined in Section 3 hereof, for each acre of real property or fraction thereof, conveyed by the Seller to the Buyer. The purchase price shall be determined by multiplying the net acreage of property conveyed by the Seller to the Buyer by $40,000.00. Such purchase price shall be payable as follows:

            (a) Concurrently with the execution of this Agreement, the Buyer shall pay to the Seller the sum of Twenty Thousand and No/100 Dollars ($20,000.00) as an earnest money deposit. Said earnest money deposit shall be nonrefundable, except as provided in Sections 4, 7, and 10 hereof.

            (b) The balance of the purchase price, in current and immediately available funds, shall be paid to the Seller, through escrow at closing (hereinafter the "Closing") provided for in Section 9.1 hereof.

      3. ALTA/ACSM Survey. Within fifteen (15) days after the execution of this Agreement, the Seller shall, at its cost and expense, procure and deliver to the Buyer and First American Title Company of Utah (the "Title Company") an ALTA/ACSM land title survey of the Property, containing legal descriptions and area calculations of the Property (the "Survey"). The Survey shall be conducted by a Utah registered land surveyor chosen by the Seller, and reasonably acceptable to the Buyer, and shall be certified to the Buyer, its successors and assigns, their lenders and the Title Company, and shall be dated not earlier than thirty (30) days prior to the date of delivery, shall be prepared in accordance with the


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"minimum standard detail requirements for ALTA/ACSM land title surveys," jointly established and adopted by ALTA and ACSM in 1992, shall meet the current ALTA/ACSM accuracy requirements of an urban survey, and shall otherwise be sufficient to meet the title insurer's requirements for issuance of the owner's title policy specified in Section 9.2 hereof. Additionally, the certificate of the surveyor on the Survey shall contain such additional certifications set forth on Table A of the minimum standard detail requirements for ALTA/ACSM land title surveys as the Buyer may reasonably require. The Buyer agrees to pay $1,000.00 toward the cost of the Survey; provided, however, any portion of the earnest money deposit retained by the Seller shall be credit first to satisfaction of this obligation of the Buyer.

      4. Title Commitment. Within fifteen (15) days after the execution of this Agreement by the Seller and the Buyer, the Seller shall obtain and deliver to the Buyer, at the Seller's cost and expense, a current Commitment for Title Insurance covering the Property, together with legible copies of all instruments and agreements referenced therein (hereinafter the "Commitment"), issued by the Title Company. The Buyer shall, within fifteen (15) days after the Buyer receives the Survey, the Commitment, and legible copies of all instruments and agreements referenced in the Commitment, give written notice to the Seller specifying any and each title exception contained in the Commitment or matters which are revealed or located by the Survey which is objectionable to the Buyer (hereinafter a "Title Defect"), and the Seller shall use its best efforts to cause such Title Defect(s) to be removed or cured prior to the Closing; provided, however, that if any such Title Defect(s) cannot be so removed or cured prior to the Closing Date, then the Buyer shall elect either to: (a) waive each objection to a Title Defect(s) and to proceed with the Buyer's purchase of the Property and accept the Title Defect(s) as a Permitted Encumbrance, as provided in Section 5 hereof; or (b) terminate this Agreement and receive an immediate refund from the Seller of the earnest money deposit paid by the Buyer pursuant to Section 2(a) hereof. Notwithstanding the foregoing, any monetary lien against the Property which may be discharged or removed by the disbursement of any portion of the purchase price by the Seller at the Closing, shall be so cured, removed, and discharged by the Seller at the Closing.

      5. Permitted Encumbrances. As used in this Agreement, the term "Permitted Encumbrances" shall mean only: (a) Real property taxes for the year in which the Closing occurs (subject to proration at Closing as provided in Section 9.1(c) hereof); (b) all covenants, conditions, restrictions, easements, rights-of-way, encroachments, encumbrances, title exceptions, and other matters disclosed in the Commitment, except for such Title Defect(s) as to which the Buyer timely objects in writing, as provided in Section 4 hereof and does not thereafter waive such objection; and (c) such matters affecting title as are revealed by the Survey and approved by the Buyer.

      6. Buyer's Due Diligence. At all times prior to the Closing, the Buyer and its representatives shall be provided with access to the Property for the purpose of conducting the Buyer's due diligence. The Buyer's investigation of the Property may include, but not be limited to, (1) a Phase I environmental report and, at the Buyer's option, a Phase II environmental investigation if recommended by the Phase I report; and (2) core samples, digging trenches, and other tests or examinations related to the determination of the existence, quantities, composition, and location of sand, gravel, rock, and other mineable materials upon the Property. In the event this Agreement is terminated for any reason other than the default or breach of warranty by the Seller, the Buyer shall deliver to the Seller any reports or analysis of the Property generated by the Buyer's independent contractors. The Seller acknowledges and agrees that any reports or analysis of the Buyer made available to the Seller pursuant to this
Section 6 is without warranty or assurance of the Buyer. The Seller shall use such information at its own risk and indemnify the Buyer against claims of persons receiving such reports.

      7. Conditions to Buyer's Obligations. The obligations of the Buyer under this Agreement to purchase the Property are subject to the fulfillment, prior to or at the Closing, of the following conditions:

            (a) Within sixty (60) days after the execution of this Agreement, the Buyer and/or the Buyer's agents or representatives shall (if the Buyer elects to do so) have conducted and approved such tests, examinations, studies, assessments, inspections, and analyses of the Property pertaining to environmental issues or the quantities or quality of


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      sand and gravel upon the Property as the Buyer determines necessary or advisable and approved, in the Buyer's sole discretion, the results of such tests, examinations, studies, assessments, inspections, analyses. Unless the Buyer notifies the Seller in writing within sixty (60) days after the execution of the Agreement that the buyer has not conducted and approved its desired tests, examinations, and inspections of environmental conditions upon the Property and the quantities and quality of sand and gravel upon the Property, the Buyer shall be deemed to have waived this condition 7(a).

            (b) Within fifteen (15) days after the Buyer's receipt of the Commitment (including legible copies of all instruments and agreements referenced therein) and the Survey, the Buyer shall have reviewed and approved, in the Buyer's sole discretion, the Survey, which review and approval shall include without limitation the review and approval of the size, location, and configuration of the Property. Unless the Buyer notifies the Seller in writing within fifteen (15) days after the Buyer's receipt of the Commitment (including legible copies of all instruments and agreements referenced therein) and the Survey that the Buyer has not reviewed and approved the Survey, the Buyer shall be deemed to have waived this condition 7(b).

            (c) Concurrently with the Buyer's closing on its purchase of the Property from the Seller, the Buyer shall close on its purchase of approximately 170 acres of real property owned by the Raymond Jones family and situated east of and adjacent to the Property (hereinafter the "Adjacent Property"), on terms and conditions acceptable to the Buyer in the Buyer's sole discretion.

            (d) On or before the Closing, the Buyer shall have determined, in the Buyer's sole discretion, that there are no constraints imposed upon the Property or the Adjacent Property, including zoning or other governmental regulations, covenants, conditions, or restrictions which would prohibit or interfere with the Buyer's use of the Property and/or the Adjacent Property for sand, gravel, and rock excavation and processing and concrete and asphalt batch plants, and the Buyer shall have obtained such licenses, permits, approvals, and authorizations as the Buyer determines to be necessary or advisable for the Buyer to conduct its intended sand, gravel, rock, ready mix concrete, and asphalt businesses upon the Property and the Adjacent Property. Unless the Buyer notifies the Seller in writing on or before the Closing that the Buyer has not approved the matters addressed in this Section 7(d) or has not obtained all licenses, permits, approvals, and authorizations contemplated by this
      Section 7(d), the Buyer shall be deemed to have waived this condition
      7(d).

            (e) Within fifteen (15) days after the execution of this Agreement, the Buyer's Board of Directors shall have approved the execution, delivery, and performance by the Buyer of the Buyer's obligations under this Agreement. Unless the Buyer notifies the Seller in writing within fifteen (15) days after execution of this Agreement that the Buyer's Board of Directors has failed, for any reason, to approve the Buyer's execution, delivery, and performance under this Agreement, the Buyer shall be deemed to have waived this condition 7(e).

            (f) Each of the representations and warranties of the Seller set forth herein shall be true and correct as of the date hereof and as of the date of the Closing.

      In the event that each of such conditions shall not have been satisfied at or prior to the Closing, or waived by the Buyer, then the Buyer shall have the right, at the Buyer's option, to terminate this Agreement by giving written notice of such termination to the Seller, in which event the Title Company or the Seller, as the case may be, shall immediately refund to the Buyer the earnest money deposit paid pursuant to Section 2 hereof, or portion thereof as provided below, and the Buyer and the Seller each shall be released automatically from all further obligations and liabilities hereunder. In the event this


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Agreement is terminated by the Buyer by reason of the failure of the conditions set forth in Sections 7(b) and/or 7(f) the Seller shall promptly refund to the Buyer the entire $20,000.00 earnest money deposit. In the event this Agreement is terminated by the Buyer by reason of the failure of the conditions set forth in Section 7(a) due to undesirable environmental conditions upon the property not expressly disclosed in Exhibit B attached hereto, the Seller shall promptly refund to the Buyer the entire $20,000.00 earnest money deposit. In the event this Agreement is terminated by the Buyer by reason of any other circumstance or state of facts covered by the conditions set forth in Section 7(a), or by reason of the failure of the conditions set forth in Sections 7(c) and/or 7(d), the Seller shall promptly refund to the Buyer the sum of $10,000.00, and the Seller shall return the balance of the earnest money deposit in payment of costs and expenses incurred by the Seller. In the event this Agreement is terminated by reason of the failure of the condition set forth in Section 7(e), the Seller shall promptly refund to the Buyer the sum of $18,000.00, and the Seller shall retain the balance of the earnest money deposit in payment of costs and expenses incurred by the Seller.

      8. Seller's Warranties. The Seller hereby represents and warrants to the Buyer for the purpose of inducing the Buyer to purchase the Property, and acknowledges that such representations and warranties are material to the Buyer's decision to purchase the Property, as of the date hereof and as of the Closing Date, as follows:

            (a) The Seller has good, marketable, and insurable fee simple record title to the Property.

            (b) The Seller has all legal right, power, and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller and consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary governmental action on behalf of the Seller. This Agreement has been duly executed and delivered by the Seller and it and all instruments and documents executed and delivered by the Seller at the Closing, constitute and will constitute legal, valid, and binding agreements of the Seller, enforceable in accordance with their respective terms, except that: (i) Enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights generally; and (ii) the remedies of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and other discretion of the court before which any proceedings therefor may be brought.

            (c) Without in any way limiting the generality of the above, neither the Property nor the Seller is the subject of any pending or, to the best of the Seller's knowledge, threatened investigation or inquiry by any Governmental Authority, or are subject to any response or remedial obligations or lien under any Environmental Requirements and this representation and warranty would continue to be true and correct following disclosure to any applicable Governmental Authority of all relevant facts, conditions, and circumstances known to the Seller and pertaining to the Property and/or the Seller.

            (d) Except as expressly disclosed by the Seller in Exhibit B attached hereto, neither the Seller nor, to the best knowledge of the Seller, any previous owner, tenant, occupant, or user of the Property, or any other person, has engaged in or permitted any operations or activities upon, or any use or occupancy of the Property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping, or disposal of any "Hazardous Material" (hereinafter "Hazardous Material"), as defined below (whether legal or illegal, accidental or intentional), on, under, in, or about the Property, or transported any Hazardous Materials to, from, or across the Property, nor are any Hazardous Materials presently constructed, deposited, stored, or otherwise located on,


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      under, in, or about the Property, nor have any Hazardous Materials migrated from the Property upon or beneath other properties, nor have any Hazardous Materials migrated or threatened to migrate from other properties upon, about or beneath the Property. There is not constructed, placed, deposited, stored, disposed of, or located on the Property any asbestos or material containing asbestos, nor insulating material containing urea formaldehyde, nor any polychlorinated biphenyls (PCBs), nor transformers, capacitors, ballasts, or other equipment containing or contaminated by PCBs.

            "Hazardous Material" shall mean any substance: (i) The presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy, or common law; or (ii) which is presently defined as a "hazardous waste," "hazardous substance," pollutant or contaminant under any federal, state, or local statute, regulation, rule, or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. section 9601 et seq.), as amended, and/or the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.), as amended; and comparable statutes of the State of Utah; or (iii) which is toxic, explosive, corrosive, ignitable, reactive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, the State of Utah or any political subdivision thereof; or (iv) the presence of which on the Property causes or threatens to cause a nuisance upon the Property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Property; or (v) the presence of which on adjacent properties could constitute a trespass by the Seller; or (vi) without limitation which contains gasoline, diesel fuel, or other petroleum hydrocarbons; or (vii) without limitation which contains polychlorinated biphenyls (PCBs), asbestos, or urea formaldehyde foam insulation; or (viii) without limitation radon gas.

            (e) Except for underground pipelines disclosed on the Survey, no underground improvements, including but not limited to treatment or storage tanks, septic systems or drain fields, sumps, or water, gas, oil, or underground injection wells are or have ever been located upon the Property.

            (f) Except for contracts approved by the Buyer pursuant to Section 12 hereof, there are no gravel removal or sale contracts, leases, or other contracts or agreements of any nature relating to the Property which will be in effect at the Closing Date.

            (g) There is no pending or threatened litigation or pending or contemplated condemnation proceedings which affect the Property or any part thereof.

            (h) There are no municipal or other government assessments against the Property other than current real property taxes and the Seller has not entered into any understanding or agreement with any taxing or assessing authority with respect to the imposition or deferment of any taxes or assessment relating to the Property, except as disclosed in the Commitment.

      The above representations and warranties of the Seller shall survive the expiration or termination of this Agreement, the discharge of all other obligations owed by the parties to each other, and the Closing and transfer of title to the Property to the Buyer, and shall not be affected by any investigation by or on behalf of the Buyer, or by any information which the Buyer may have or obtain with respect thereto.

      9. Closing and Post Closing.

      9.1. Closing. The Closing on the Buyer's purchase of the Property (hereinafter referred to as the "Closing") shall be held at the offices of First American Title Company of Utah, 205 26th Street,


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Ogden, Utah 84401, on the later date of: (i) the fifteenth (15th) day after the
Buyer's receipt of all governmental approvals, licenses, permits, and authorizations as are necessary for the Buyer's operation on the Property and the Adjacent Property of its sand, gravel, and rock excavating and processing businesses and its concrete and asphalt batch plant businesses, or if such day is a weekend day or a legal holiday, on the next business day after the fifteenth (15th) day following such approvals and permits, or (ii) the date of the Buyer's closing on its purchase of the Adjacent Property; provided, however, that if such events have not occurred by February 12, 1998 and if the Buyer has not terminated this Agreement by reason of failure of its conditions to closing, the Closing Date shall be February 28, 1998, or at such other time and place as may be agreed to in writing by both the Buyer and the Seller. The Closing may be accomplished on such date through an escrow established with the Title Company, or another escrow agent approved in writing by the Seller and the Buyer. The date on which the Closing actually takes place, or if more than one day is required to complete the Closing, the date on which the Closing is actually accomplished is herein referred to and designated as the "Closing Date." At the Closing, the following shall occur, each action being considered a condition precedent to the others and all being considered as taking place simultaneously, and (subject to the terms and conditions hereof) each party covenanting to perform or cause to be performed each such action to be performed on its part:

            (a) The Buyer shall pay to the Seller current and immediately available funds in the amount of that portion of the purchase price payable pursuant to Section 2(a) hereof.

            (b) The Seller shall execute, acknowledge, and deliver to the Buyer a Warranty Deed, conveying and warranting to the Buyer fee simple title to the Property, as described in the Survey, subject only to the Permitted Encumbrances referred to in Section 5 hereof.

            (c) All reasonable and customary prorations shall be made as of the Closing Date and appropriate credits shall be given for real property taxes, assessments, rents, deposits, and other matters the nature of which properly requires such treatment.

            (d) The Seller shall pay in full the premiums for the ALTA Owner's Policy of Title Insurance referred to in Section 9.2 hereof.

            (e) The Seller shall pay the costs of recording the Warranty Deed and the costs of recording any releases or reconveyances of monetary liens required pursuant to this Agreement.

            (f) The Buyer and the Seller each shall pay one-half (-1/2) of the costs of the escrow established in conjunction with the Closing.

            (g) The Seller shall deliver to the Buyer possession of the Property, subject only to the Permitted Encumbrances referred to in
      Section 5 hereof.

            (h) The Seller and the Buyer shall execute and deliver to each other closing statements reflecting the adjustments, payments, and credits described in this Section 9.1.

            (i) Each party shall execute, acknowledge, and deliver such other documents and instruments and take such other action as the other party or its legal counsel may reasonably require in order to document and carry out the transactions contemplated in this Agreement.

      9.2. Owner's Title Insurance. In conjunction with the Closing, the Seller shall, at the Seller's cost and expense, cause the Title Company to issue and deliver to the Buyer (as the named insured), an ALTA Owner's Policy of Title Insurance, providing for extended coverage, in the amount of the purchase price of the Property, insuring that fee simple title to the Property, as described in the Survey, is vested


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in the Buyer subject only to the Permitted Encumbrances referred to in Section 5 hereof. The Buyer shall pay the additional cost of any special endorsements or so-called "extended coverage" that the Buyer may desire.

      10. Default and Remedies.

      10.1. Default by Seller. In the event of a default by the Seller in the performance of its obligations hereunder, the Buyer shall give written notice to the Seller designating such default. The Seller shall have a period of ten (10) days following the effective date of said notice within which to correct, or in the case of a default which is of a nature that cannot reasonably be corrected within such ten (10) day period, within which to commence action to correct, the default of which the Seller has received notice. In the event that the Seller shall fail to correct such default within said ten (10) day period or, if applicable, to commence action to correct such default within said ten (10) day period and thereafter diligently to pursue the same to completion, the Buyer shall have the right, at the Buyer's election: (a) If such default occurs prior to the Closing Date, to terminate this Agreement and all rights, duties, and obligations of the parties hereunder by giving written notice thereof to the Seller and to receive an immediate refund of the earnest money deposit paid pursuant to Section 2 hereof; or (b) by legal action to compel performance by the Seller of its obligations hereunder and/or to recover damages from the Seller resulting from said default.

      10.2. Default by Buyer. In the event of a default by the Buyer in the performance of its obligations hereunder, the Seller shall give written notice to the Buyer designating such default. The Buyer shall have a period of ten (10) days following the effective date of said notice within which to correct, or in the case of a default which is of a nature that cannot reasonably be corrected within such ten (10) day period, within which to commence action to correct, the default of which the Buyer has received notice. In the event that the Buyer shall fail to correct such default within said ten (10) day period or, if applicable, to commence action to correct such default within said ten (10) day period and thereafter diligently to pursue the same to completion, the Seller shall have the right to terminate this Agreement and all rights, duties, and obligations of the parties hereunder by giving written notice thereof to the Buyer and to retain the earnest money deposit paid pursuant to Section 2 hereof as liquidated and stipulated damages.

      10.3. Remedies. The rights and remedies of the Buyer shall not be mutually exclusive, and the exercise of one or more of the provisions of this Agreement shall not preclude the exercise of any other provisions. The Seller confirms that damages at law may be an inadequate remedy for the Buyer for a breach or threatened breach by the Seller of any provisions hereof. The Buyer's rights and the Seller's obligations hereunder shall be enforceable by specific performance, injunction, or other equitable remedy, but nothing herein contained is intended to or shall limit or affect any rights at law or by statute or otherwise of the Buyer against the Seller for a breach or threatened breach of any provisions hereof. It is the intention of the parties by this provision to make clear the agreement of the parties that the Buyer's rights and the Seller's obligations hereunder shall be enforceable in equity as well as at law or otherwise.

      11. General Provisions.

      11.1. Real Estate Commissions. The Seller represents and warrants to the Buyer, and the Buyer represents and warrants to the Seller, that no broker or finder has been engaged by the respective party in connection with this Agreement or any of the transactions contemplated by this Agreement, is in any way connected with this Agreement or any of such transactions, or is entitled to any fee or commission as a result of this Agreement or any of the transactions contemplated hereby. In the event of a claim for a broker's or finder's fee or commission in connection with this Agreement or any of the transactions contemplated hereby and except as otherwise provided above: The Buyer shall indemnify, save harmless, and defend the Seller from and against such claim if it is based upon any statement, representation, or agreement alleged to have been made by the Buyer; and the Seller shall indemnify, save harmless, and defend the Buyer from and against such claim if it is based upon any statement, representation, or


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agreement alleged to have been made by the Seller. The provisions of this
Section 17.1 shall survive the Closing or any termination of this Agreement.

      11.2. Notices. All notices and other communications provided for in this Agreement shall be in writing and shall be sufficient for all purposes if personally delivered or if mailed by certified or registered U.S. mail, return receipt requested, postage prepaid, and addressed to the respective party at the address set forth below or at such other address as such party may hereafter designate by written notice to the other party as herein provided.

            To Seller:                        To Buyer:

            Orton Ranch & Development, Inc.   Geneva Rock Products, Inc.
            4225 West 1700 North              1565 West 400 North
            Ogden, Utah  84404                Orem, Utah  84057
            Attn:  Mr. Bradley L. Orton       Attn:  Mr. Albert T. Schellenberg

If personally delivered, notices and other communications under this Agreement shall be deemed to have been given and received and shall be effective when personally delivered. If sent by mail in the form specified in this section, notices and other communications under this Agreement shall be deemed to have been given and received and shall be effective when deposited in the U.S. mail.

      11.3. Costs. Except as otherwise specifically provided in this Agreement, the Seller and the Buyer each shall pay their own costs and expenses incurred in preparation and execution of and performance under this Agreement.

      11.4. Interpretation. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah. Whenever the context requires, the singular shall include the plural, the plural shall include the singular, the whole shall include any part thereof, any gender shall include both other genders, and the term "person" shall include an individual, partnership (general or limited), corporation, limited liability company, trust, or other entity or association, or any combination thereof. The word "including" shall be interpreted to mean "including without limitation." The term "Buyer" shall mean the Buyer named herein or any assignee of the Buyer. The section headings contained in this Agreement are for purposes of reference only and shall not limit, expand, or otherwise affect the construction of any provisions of this Agreement. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. The provisions of this Agreement shall be construed both as covenants and conditions in the same manner as though the words importing such covenants and conditions were used in each separate provision hereof. The exhibit referred to in this Agreement shall be incorporated into and shall be considered a part hereof. The provisions of this Agreement and the exhibit hereto shall, when possible, be construed together in determining the intent of the parties.

      11.5. Assignment. Either party shall have the right to assign all of its right, title, and interest under this Agreement, provided that any such assignee agrees in writing with the other party hereto to assume and be responsible for the performance of each and every obligation of the assigning party. Notwithstanding the assignment of either party's interest hereunder, each party shall remain primarily responsible to the other party hereto for the performance of each and every obligation of such party under this Agreement.

      11.6. Short Form of Agreement. The Seller agrees, upon the Buyer's execution of this Agreement or at any time thereafter during the effectiveness hereof upon the request of the Buyer, to execute a Short Form of Agreement, in the form and content reasonably requested by the Buyer, and to deliver such Short Form of Agreement to the Buyer so that the Buyer might, at its election, record such Short Form of Agreement with the County Recorder for Weber County, State of Utah.

      11.7. Consultation with Attorney. Each party represents that such party had opportunity to consult with legal counsel of that party's choice concerning this Agreement prior to execution hereof.

      11.8. Entire Agreement. This Agreement and the documents referenced herein contain the entire understanding of the parties hereto with respect to the transactions contemplated hereby. All prior representations, negotiations, agreements, and understandings of the parties are merged into this Agreement. No change or modification to this Agreement shall be valid unless it is in a writing signed by the party against whom enforcement is sought.

      11.9. No Waiver. Acceptance by either party of any performance less than required hereby shall not be deemed to be a waiver of the rights of such party to enforce all of the terms and conditions hereof. No waiver of any such right hereunder shall be binding unless reduced to writing and signed by the party to be charged therewith.

      11.10. Invalidity of Provision. If any provisions of this Agreement as applied to any party or to any circumstance shall be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the same shall in no way affect (to the maximum extent permitted by applicable law) any other provision of this Agreement, the application of any such provision under circumstances different from those adjudicated by the court, or the validity or enforceability of the Agreement as a whole.

      11.11. Attorney's Fees. If any action is brought because of any breach of or to enforce or interpret any of the provisions of this Agreement, the party prevailing in such action shall be entitled to recover from the other party reasonable attorney's fees and court costs incurred in connection with such action, the amount of which shall be fixed by the court and made a part of any judgment rendered.

      11.12. Time of the Essence. As concerns all matters of notice and performance agreed upon hereunder, it is covenanted by the parties that time is strictly of the essence of this Agreement.

      11.13 Seller Exchange Transaction. The Buyer acknowledges that the Seller intends to acquire another property with the proceeds from the Seller's sale of the Property to the Buyer in accordance with Internal Revenue Code Section 1031, as a deferred like-kind exchange. The Buyer agrees to cooperate with the Seller in consummating this transaction as an exchange by the Seller of like-kind properties under Internal Revenue Code Section 1031 at no additional cost or expense or other adverse consequence to the Buyer and with no delay in the Closing, except as provided in this Agreement. The Seller may assign the Seller's rights and obligations under this Agreement, without the Buyer's consent and at any time on or prior to the Closing, to the Seller's designated intermediary with written notice of assignment to the Buyer. The designated intermediary may, but need not, act as the agent of the Seller in the performance of any of the Seller's obligations under this Agreement. The Buyer agrees to accept performance of the Seller's obligations under this Agreement from the designated intermediary and to render performance of the Buyer's obligations under this Agreement to the designated intermediary if and when requested to do so by the Seller in writing. The Buyer further agrees that any and all liabilities and obligations of the Buyer to the Seller under this Agreement shall not be released or discharged by the Seller's assignment of its rights hereunder to the designated intermediary, and that such liabilities and obligations may be enforced by the Seller notwithstanding such assignment to the designated intermediary. The Seller agrees that any and all liabilities and obligations of the Seller under this Agreement shall not be released or discharged by the Seller's assignment of its rights hereunder to the designated intermediary, and that such liabilities and obligations may be enforced by the Buyer against the Seller notwithstanding such assignment to the designated intermediary.

      12. Gravel and Rock contracts. Prior to entering into contracts for the sale of gravel or rock products from the Property for periods after December 31, 1997, the Seller shall submit all such contracts to the Buyer (in accordance with the notice provisions of Section 11.2 hereof) for review and approval. Unless the Buyer notifies the Seller within ten (10) business days of the Buyer's receipt of such contract (in accordance with the notice provisions of Section 11.2 hereof) that such contract(s) is/are not acceptable to the Buyer, the Buyer shall be deemed to have approved such contract and agreed to perform the obligations of the Seller arising thereunder from and after the Closing Date. Any contract objected to by the Buyer must terminate prior to the Closing Date. Contracts approved by the Buyer and remaining in effect after the Closing Date shall be assigned to the Buyer at the Closing. Such assignment shall contain an agreement by the Buyer to perform the Seller's obligations thereunder from and after the Closing Date and warranties of the Seller to the buyer of the complete and timely performance of the Seller's obligations under such contract through the Closing Date.

      Within ten (10) days after the execution of this Agreement, the Seller shall deliver to the Buyer copies of any contracts for the sale of gravel or rock products from the Property. If the Buyer objects to any such contracts within ten (10) business days after the Buyer's receipt of such contracts (pursuant to Section 11.2 hereof), the Closing Date shall be extended to the later of January 3, 1998 or the date for Closing set forth in Section 9.1 hereof. Any such contracts approved by the Buyer shall be assigned to the Buyer as provided in the preceding paragraph of this Section 12.

      IN WITNESS WHEREOF, the Seller and the Buyer have executed this Agreement as of the day and year first above written.

SELLER:                                BUYER:

ORTON RANCH & DEVELOPMENT, INC.,       GENEVA ROCK PRODUCTS, INC., a Utah
a Utah corporation,                    corporation,

By                                     By
  -------------------------------        ---------------------------------------
  Gary C. Orton                          Albert T. Schellenberg
  President                              Vice President


STATE OF UTAH            )
                         :  ss.
COUNTY OF ______________ )

      The foregoing instrument was acknowledged before me this ____ day of September, 1997 by GARY C. ORTON, the President of ORTON RANCH & DEVELOPMENT, INC., a Utah corporation.

                                          --------------------------------------
                                          Notary Signature and Seal


STATE OF UTAH            )
                         :  ss.
COUNTY OF ______________ )

      The foregoing instrument was acknowledged before me this ____ day of September, 1997 by ALBERT T. SCHELLENBERG, the Vice President of GENEVA ROCK PRODUCTS, INC., a Utah corporation.

                                          --------------------------------------
                                          Notary Signature and Seal

                                    EXHIBIT A

    (Attached to and forming a part of the Real Property Purchase Agreement, dated September 3, 1997, between Orton Ranch & Development, Inc., as Seller, and Geneva Rock Products, Inc., as Buyer)

                        LEGAL DESCRIPTION OF THE PROPERTY

      Real property located in Weber County, State of Utah, more particularly described as follows:

Parcel 1

Part of the Southeast quarter of Section 14, Township 7 north, Range 2 west, Salt Lake Meridian, U.S. Survey: Beginning at intersection of east line of said quarter section and north limits of Pleasant View town; thence west to a point west 262 feet; north 4 feet, and north 7 deg. 20 min. east from southeast corner of said quarter section; thence north 7 deg. 20 min. east to a point 262 feet west; 4 feet north, and north 7 deg. 20 min. east 450.14 feet from the southeast corner of said section 14; thence north 81 deg. 15 min. west 392.34 feet, more or less, to Rohn Crabtree property, thence north 7 deg. 10 min. 37 sec. East 330.44 feet, thence north 40 deg. 38 min. 30 sec. West 323.70 feet, more or less, to county line, thence northeasterly along county line 1265.01 feet to east line of said section, thence south 1730 feet to beginning. Except 1.18 acres in Utah Power and Light Company (707-496).

      Real property located in Box Elder County, State of Utah, more particularly described as follows:

Parcel 3

Part of the Southeast quarter of Section 14, Township 7 north, Range 2 west, Salt Lake Base and Meridian, beginning at the intersection of the county line between Box Elder and Weber counties as recorded in the Box Elder County recorder's office, Recorder's no. 34422, and the east line of said section 14, said point of beginning being 255.67 feet south 0 deg. 55 min. 35 sec. West from east -1/4 corner of said section 14, thence south 37 deg. 01 min. 43 sec. West 1373.95 feet along said county line, to the easterly property line of the Rohn Crabtree property thence northerly along said line the following three courses, north 40 deg. 38 min. 30 sec. West 13.78 feet, north 42 deg. 35 min. 12 sec. West 80.30 feet, north 80 deg. 18 min. 34 sec. West
420.51 feet to the east line of SR89, thence northwesterly along said line to an existing fence line being 140 feet more or less south from the north line of the southeast -1/4 of said section 14, thence east along said fence line to the east line of said section 14, thence south 0 deg. 55 min. 35 sec. West along said east line to the point of beginning.


Together with all water rights as may be appurtenant to all of said parcels.

Subject to easements, restrictions and rights of way of record.

                                    EXHIBIT B

                          SELLER'S DISCLOSURE STATEMENT

      This Seller's Disclosure Statement is an addendum to the Real Property Purchase Agreement made and entered into as of the 2nd day of September, 1997, by and between Orton Ranch & Development, Inc., a Utah corporation (hereinafter sometimes referred to as "Seller"), as seller, and Geneva Rock Products, inc., a Utah corporation (hereinafter sometimes referred to as the "Buyer"), as buyer.

      Seller makes the following disclosures as to the condition of the property:

            1. There is no current access to potable water on the property.

            2. There exists approximately 100 discarded automobile tires on the property, some of which may be covered with earth.

            3. There exists a septic holding tank on the property which has been used for disposal of human waste.

            4. Dynamite and similar explosives have been used in the course of Seller's operations on the property.

            5. Heavy machinery has been operated on the property from which small amounts of motor fluids may have discharged onto the property.

            6. There exists discarded debris on the property, including wood, scrap metal, concrete, asphalt, ceramics and plastic.

            7. The property may exist in an earthquake zone, or be located on or near an earthquake fault.

      The Real Property Purchase Agreement attached hereto does not include the sale of any equipment which is now located on the property, or which in the future may be located on the property prior to Closing.

                                          ORTON RANCH & DEVELOPMENT, INC., a
                                          Utah corporation

                                       By:
                                           -------------------------------------
                                           Gary C. Orton
                                           President